UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NUVELO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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1)	Title of each class of securities to which transaction applies:

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January 9, 2009

Dear Nuvelo Stockholder:

We are pleased to inform you that at the special stockholder meeting held on January 7, 2009, Nuvelo’s stockholders approved the issuance of Nuvelo common stock pursuant to the merger agreement dated September 24, 2008, as amended, between Nuvelo, ARCA biopharma, Inc. and Dawn Acquisition Corp., a Nuvelo subsidiary.

Nuvelo’s stockholders also voted to adjourn Nuvelo’s special stockholder meeting until 9:00 a.m. PST on January 23, 2009, at Nuvelo’s corporate headquarters located at 201 Industrial Road, Suite 310, San Carlos, California, to provide additional time for stockholders to vote on the proposal to amend Nuvelo’s amended and restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Nuvelo’s common stock, which is a necessary condition to completion of the proposed merger. This proposal was described as Proposal 2 in the detailed proxy statement/prospectus/consent solicitation dated November 25, 2008 relating to the proposed merger and related proposals which Nuvelo previously mailed to you on or about November 25, 2008 and which was supplemented by additional information that was mailed to you on or about December 11, 2009 (collectively, the “Proxy Statement”).

Nuvelo has elected to withdraw the proposal to amend its amended and restated certificate of incorporation to increase the number of authorized shares of the Company’s common stock to 250 million as described as Proposal 3 in the Proxy Statement. Approval of this proposal is not a necessary condition to completion of the proposed merger.

Enclosed is a form of proxy card for use in voting your shares. Your vote is important, regardless of the number of shares you own. Proposals 1 and 4, as described on the form of proxy card and in the Proxy Statement, were approved at the January 7, 2009 special stockholder meeting, and voting has now been concluded on those matters. As noted above, Proposal 3 as described on the form of proxy card and in the Proxy Statement has been withdrawn. As such, your vote is now only requested with respect to Proposal 2, relating to the amendment of the Nuvelo’s amended and restated certificate of incorporation to effect a reverse stock split of the issued and outstanding shares of Nuvelo common stock. Any proxies relating to proposals other than Proposal 2 that are received on or after January 7, 2009, will not be voted with respect to such other proposals.

Your vote is important. If your shares are registered in your name, whether or not you expect to attend the reconvened special meeting in person, please complete, date and sign the proxy card enclosed with either this letter, the Proxy Statement originally mailed to your attention, or the supplemental materials previously mailed to your attention and mail it in the postage-paid envelope to ensure that your shares will be represented and voted at the reconvened special meeting. If you have already submitted your proxy card and do not wish to change your vote, there is no need to submit another proxy card. If you vote by mail and you do not specify how you want your shares voted, they will be voted as recommended by Nuvelo’s board of directors. Detailed instructions on the other methods to vote shares registered in your name are included on the enclosed proxy card and in the Proxy Statement (including the supplemental information) previously sent to you. If your shares are held in “street name” for your account by a bank broker or other nominee, please refer to the Proxy Statement (including the supplemental information) previously sent to you for instructions on how to vote your shares. We encourage you to vote at your earliest convenience by telephone, internet or mail as shown on your form of proxy.

THE NUVELO BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO NUVELO’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF NUVELO’S COMMON STOCK IS ADVISABLE AND IN THE BEST INTERESTS OF, NUVELO AND ITS STOCKHOLDERS AND HAS APPROVED SUCH AMENDMENT. THE NUVELO BOARD OF DIRECTORS RECOMMENDS THAT NUVELO STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2 (AS DESCRIBED ON THE ATTACHED PROXY CARD AND IN THE PROXY STATEMENT, AS SUPPLEMENTED) TO APPROVE THE AMENDMENT TO NUVELO’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE ISSUED AND OUTSTANDING SHARES OF NUVELO’S COMMON STOCK.

Nuvelo urges you to read the Proxy Statement, as supplemented, previously sent to you regarding the proposed transaction and related proposals, carefully and in its entirety. For a discussion of significant matters that should be considered before voting at the special meeting of stockholders, see “Risk Factors” beginning on page 28 of the Proxy Statement.

Nuvelo is excited about the opportunities the merger brings to its stockholders, and we thank you for your consideration and continued support.

Shareholders who need assistance with voting their shares should contact our proxy solicitor, Georgeson Inc., at 800-377-0321.

Yours sincerely,

Ted W. Love

Chairman of the Board and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in the Proxy Statement or Nuvelo’s common stock to be issued in connection with the merger or determined if the Proxy Statement is truthful or complete. Any representation to the contrary is a criminal offense.

The Proxy Statement is not an offer to sell any securities and is not soliciting offers to buy any securities in any state where the offer or sale is not permitted.